Exhibit 99.2

ABX Air Approved for Listing on NASDAQ National Market

WILMINGTON, OH – May 5, 2005 - ABX Air (OTCBB:ABXA) today announced that it has been approved to list its common shares on the NASDAQ National Market and will commence trading under the new listing at the open of the market, Monday, May 9, 2005 under the ticker symbol ABXA. The company announced that it had applied for listing on the NASDAQ National Market on April 6, 2005.

ABX Air’s common shares have been quoted on the Over-the-Counter Bulletin Board market since it became an independent publicly traded company in August 2003.

James H. Carey, Chairman of the Board of ABX Air, said, “We are pleased that NASDAQ has approved our listing. This is an important milestone for our company and its shareholders in that we believe the NASDAQ listing will increase our liquidity and allow many institutions to invest in ABX Air who typically do not or cannot invest in over-the -counter securities.”

ABX Air, Inc. is a cargo airline with a fleet of 114 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express, ABX provides charter and maintenance services to a diverse group of customers. With over 8,000 employees, ABX is the largest employer in a several-county area in southwestern Ohio.

Contact:	Quint Turner
ABX Air, Inc.
937-382-5591